Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of July 11, 2007 has been created to memorialize the employment agreement made by and between Star Energy Corporation, a Nevada Corporation (the “Company”), and Leonid Blyakher (the “Executive”) as of April 30, 2007 and set forth in Section 2 below. The Company and Executive are sometimes hereinafter collectively referred to as the “Parties.”

Whereas, the Company desires to employ Executive as its Vice President; and

Whereas, Executive desires to accept such employment for the term and upon the other conditions hereinafter set forth.

Now, therefore, the Parties agree as follows:

1. Duties and Reporting Relationship. Executive shall be employed as the Vice President of the Company. In such capacity, Executive shall, on a full-time basis, use Executive’s skills and render services to the best of his abilities in supervising and conducting the Company’s operations, and shall not engage in any other business activities except with the prior written approval of the Company’s Board of Directors (the “Board”) or its duly authorized designee; provided, however, that Executive shall not be precluded from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing Executive’s personal investments and affairs, so long as such activities do not interfere with the performance of Executive’s duties for the Company. Executive shall perform all lawful duties assigned to him by the Chief Executive Officer (“CEO”) and shall report directly to the CEO. Executive will promptly notify the Company of any business opportunities related to the Company’s business, and will not engage in conduct that competes with or harms the Company’s business interests.

2. Term. The employment of Executive by the Company will commence on April 30, 2007 (the “Commencement Date”) and shall expire on April 30, 2008. provided however that unless either party notifies the other in writing at least thirty (30) days prior to April 30, 2008, this Agreement shall be automatically extended for an additional twelve months after April 30, 2008 and after each anniversary of such date thereafter unless either party gives the other in writing a thirty (30) day notice that the term of employment is not to be extended.

3. Compensation and Benefits. In accordance with the terms of this Agreement, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows:

3.1 Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the annual rate of One Hundred Thousand Dollars $100,000, payable in accordance with the Company’s customary and usual payroll practices for senior executives. The Employee shall be entitled to a salary review in January 2008 and each one year anniversary thereafter.

3.2 Bonus. The Company shall pay Executive a “signing bonus” of Fifteen thousand Dollars ($15,000) in two payments. The first payment, in the amount of Ten thousand Dollars ($10,000) was paid to Executive in May 2007, and Executive hereby acknowledges receipt of such amount. The second payment, in the amount of Five Thousand Dollars ($5,000), will be paid to Executive on August 1st 2007. Executive shall also be eligible to receive a year-end bonus (the “Year-End Bonus”) in an amount to be determined by the Company. The minimum amount of such bonus will he communicated to the Executive on November 1st and full payment of such bonus will be made to Executive no later than January 31st 2008.

3.3 Benefits. Executive shall be entitled to medical and dental insurance plans provided by the Company, These plans shall be of no cost to Executive for the coverage of his person. However, reasonable charges will be assessed if Executive elects to add dependents to his plans. The Company shall not make any changes to such plans, policies and arrangements which may adversely affect Executive’s rights or benefits. In addition, the Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock grant plan, stock purchase plan or arrangement, health and accident plan or any other employee benefit plan or arrangement made available now or in the future to employees of the Company.

3.4 Vacation. In addition to legal holidays observed by the Company, Executive shall be entitled to receive 15 business days of paid vacation days in 2007. Upon termination of employment, unused vacation days shall be paid out to Executive on a prorated basis on the date of termination. Beginning on January 1, 2008, Executive shall be entitled to 20 business days per year of paid vacation and 2 paid personal days per year.

3.5 Stock Grant and Incentive Plan. The Executive is authorized to create and implement a stock grant and incentive plan for the Company as soon as reasonably possible. This plan shall be subject to the approval of the Company Board of Directors. Providing that the plan is approved, as soon as practicable following the creation of a Stock Grant and Incentive Plan, the Company shall grant Executive a grant of not less than Twenty Five Thousand (25,000) shares of its common stock (the “Grant”) under the Company’s applicable Stock Grant and Incentive Plan (the “Plan”).

3.6 Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by Executive in connection with Executive’s employment upon timely submission by Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company’s normal reimbursement policies and procedures.

4. Termination of Employment. The employment of Executive under this Agreement may be terminated prior to the expiration of the Term as follows:

4.1 Death. Executive’s employment hereunder shall automatically terminate upon the death of Executive.

4.2 Disability. The Company may elect to terminate Executive’s employment under this Agreement upon written notice if, as a result of Executive’s incapacity due to physical or mental illness. Executive is unable to perform the essential functions of his job (“Disability”) for one hundred eighty (180) days (whether or not consecutive) during any period of eighteen (18) consecutive months, and no reasonable accommodation can be made that will allow Executive to perform his essential job functions.

4.3 Termination by the Company. The Company may terminate Executive’s employment hereunder upon a thirty (30) day written notice, whether or not for Cause. For purposes of this Agreement. “Cause” shall mean (i) the continued willful and intentional failure by Executive to substantially perform the duties contemplated by Section 1 hereof, which failure is not remedied within twenty (20) days after written notice of such failure is delivered to Executive by the Company, which notice identifies with particularity the manner in which the Company believes that Executive has failed to perform his duties under Section I of this Agreement; (ii) the conviction of Executive. or the entering of a plea of nolo contendere by Executive with respect to, a felony; (iii) Executive’s willful acts of dishonesty or moral turpitude constituting fraud or embezzlement against the company or any subsidiary or Affiliate thereof; (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any willful act or willful omission which is materially injurious to the financial condition or business reputation of the Company or any subsidiary or Affiliate thereof; (v) Executive’s willful violation of the Company’s personnel policies, including, but not limited to, harassment, disparagement or abusive treatment of the Company’s directors, officers, employees, consultants,customers, suppliers, or contractors; (vi) Executive’s breach of any of the provisions of this Agreement; (vii) loss by Executive of any license required for the performance of his services hereunder: or (viii) Executive’s suspension by any regulatory authority to which the Company’s business is subject.

4.4 Termination by Executive. Executive may terminate his employment under this Agreement upon at least thirty (30) days written notice to the Company.

5. Compensation upon Early Termination. The following shall be Executive’s exclusive compensation upon termination of employment prior to the expiration of the Term under this Agreement:

5.1 If Executive’s employment hereunder is terminated pursuant to Section 4.1 or 4.2 hereof, by the Company for Cause pursuant to Section 4.3 hereof pursuant to Section 4.4 hereof, Executive (or Executive’s estate in the case of death) shall be paid all Base Salary Executive has earned through the termination date and any vested benefits and vested equity awards to which Executive is entitled under written company policies or employee benefit or retirement plans maintained by the Company.

5.2 If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 4.3 hereof, Executive shall be paid all Base Salary Executive has earned through the termination date and any vested benefits and vested equity awards to which Executive is entitled under written company policies or employee benefit or retirement plans. In addition, subject to Executive’s compliance with Section 6 of this Agreement and provided that Executive executes a waiver of all claims he may have against the Company in a form reasonably acceptable to the Company:

(i) Executive shall, for a period of three [3] months commencing on the termination date (the “Severance Period”), be entitled continued payment of Executive’s Base Salary at the rate in effect as of the termination date; and

(ii) The Company shall pay the same amount paid by the Company during Executive’s employment with the Company towards the premiums for insurance continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to twelve [12] months should Executive elect COBRA continuation coverage following termination. The Company’s obligation to make such payments shall cease prior to the end of such period if Executive becomes eligible for health insurance in his new employment.

5.3 Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Employee obtaining new employment.

5.4 Nothing contained herein shall be construed to deprive Executive of any vested benefits, vested retirement plan rights, insurance continuation, or similar legal rights independently provided for under the Executive Retirement Income Security Act of 1974 (“ERISA”), COBRA or any similar laws.

6. Confidentiality and Restrictive Covenants.

6.1 Executive acknowledges and agrees that (i) the business in which the Company and its Affiliates (as defined below) are engaged is intensely competitive and that by virtue of his employment, Executive will have access to, and knowledge of, Confidential Information and Trade Secrets (as defined below); (ii) the Company and its Affiliates have expended substantial time, money and resources in the development and preservation of its Confidential Information and Trade Secrete; (iii) the Company and its

Affiliates have expended substantial time, money, effort and resources in developing and solidifying their relationships with customers and venders, and that Executive’s compensation hereunder represents consideration, among other things, for the development and preservation of Confidential Information and Trade Secrets and customer and vendor good will, loyalty and contacts for and on behalf of the Company and its Affiliates; and (iv) the Company would not employ Executive absent Executive entering into this Agreement, including the restrictive covenants contained herein.

6.2 For purposes of this Section 6, the following words shall have the following meanings:

(i) “Affiliate” means any entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with the Company, as determined by the Company.

(ii) The “Business” means activities related to the acquisition, management, financing and disposition of oil producing properties.

(iii) “Confidential Information” means all data and information relating to the operations of the Company and its Affiliates which is not generally known to the public or the competitors of the Company and its Affiliates that Executive obtained from the Company or its Affiliates, or that Executive learned, discovered, developed, conceived, originated or prepared in the scope of his employment with the Company. Confidential Information includes, but is not limited to, information developed, collected or used by employees of the Company and/or its Affiliates, and information disclosed to the Company or its Affiliates by customers, clients, potential customers, potential clients or third parties in the course of a business relationship or proposed business relationship. Confidential Information includes, but is not limited to, with respect to the Company and/or its Affiliates, the following general categories:

(a) Information concerning operations, organizational structure, methods, technology, software, developments, inventions, procedures, finances, accounting and legal affairs;

(b) information concerning sales activities and strategies, marketing activities and strategies, servicing activities and strategies, bidding activities and strategies, product development activities and strategies , investment activities and strategies, expansion/acquisition or contraction/divestiture plans, reorganization plans, and strategic business activities;

(c) Information concerning past, present and prospective customers and clients, including the names, addresses, telephone numbers and e-mail addresses of such customers and clients, the identities of the individuals responsible for purchasing services or products on behalf of such customers and clients, the needs and business plans of such customers and clients, the contract negotiations with such customers and clients, the contents and duration of agreements with such customers and clients, financial and credit information concerning such customers’ and clients’ business operations, the identity, nature, extent and pricing of the services or products purchased from or provided by the Company and/or its Affiliates to such customers and clients, and any Confidential Information regarding a customer or client that Executive Learned in the course of providing services to and/or for such customers and clients;

(d) Information regarding the pricing of products and services, including price lists, pricing policies and pricing strategies;

(e) Employment, compensation and payroll data concerning employees, including recruiting and succession plans; and

(f) Other information the Company or its Affiliates advise Executive is to be kept confidential, or that Executive should reasonably deem to be kept confidential, or that is designated as Confidential Information by the Company or its Affiliates.

Confidential Information may be contained on paper records, computer printouts or disks, or other forms of documentation or media, but it need not necessarily be reduced to a tangible form. Confidential Information does not include information that, now or in the future, is available to the public (other than through improper disclosure by Executive or another person).

(iv) “Material Contact” means personal contact or the supervision of the efforts of those who have personal contact with an existing or prospective customer or client in an effort to create, expand or further a business relationship between the Company and such existing or prospective customer or client.

(v) “Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act.

6.3 Executive agrees that upon termination of Executive’s employment with the Company, or at such earlier time as the Company may request, he will immediately return to the Company all of the Company’s property (including without limitation, credit cards, computer equipment, computer software, pagers, cellular phones, facsimile machines, and other equipment, and memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its Affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information or Trade Secrets. Executive further agrees that he will not retain or use for his own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and its subsidiaries or Affiliates, at any time, any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its Affiliates.

6.4 Executive covenants and agrees that all information, including, without limitation, Confidential Information and Trade Secrets, developed or discovered by Executive in connection with the performance of his duties hereunder shall remain the sole and exclusive property of the Company and Executive hereby assigns to the Company all of his right, title and interest in and to same.

6.5 During the period of his employment with the Company and at all times thereafter. Executive agrees that he will not directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Trade Secrets to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

6.6 During the period Executive is employed by the Company and for a period of three [3] months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive agrees that he will not, whether on his own behalf or on behalf of or in conjunction with any person, business entity or other organization, directly or indirectly employ, engage or retain, or solicit for employment, retention or engagement any person who, within the prior six (6) months, was a director, officer, employee, independent contractor or consultant of the Company or its Affiliates, or encourage any such person to terminate his employment or other relationship with the Company or its Affiliates.

6.7 Executive agrees that during the Restricted Period he will not compete with the Company or its Affiliates in the Territory by owning, operating or working as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in the Business. Likewise, Executive will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure in this Agreement. Notwithstanding the foregoing, Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of companies or entities that engage in the Business; provided, however, that (i) such equity securities are publicly traded on a securities exchange, and (ii) Executive’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

6.8 Executive agrees that during the Restricted Period he will not directly or indirectly, on his own behalf or on behalf of any person, corporation, partnership, venture or other business entity, solicit or accept in competition with the Company and/or its Affiliates, any business from any existing or prospective customers or clients of the Company and/or its Affiliates with whom he had Material Contact at any time during his employment with the Company. Executive acknowledges and agrees that for purposes of this Section 6.8 he shall be deemed to have solicited business in competition with the Company and/or its Affiliates if, during the Restricted Period, he engages in any interaction with any such existing or prospective customer or client of the Company or its Affiliates that takes place in an effort to establish, maintain and/or further a business relationship, including, but not limited to, accepting orders for services from such existing or prospective customers or clients, diverting such existing or prospective customer’s or client’s business from the Company or its Affiliates, disparaging the Company or its Affiliates or their employees or consultants to an existing or prospective customer or client, or otherwise interfering with the business of the Company and/or prospective customer initiates contact with Executive.

6.9 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively. if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein,

6.10 Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and the Company would suffer irreparable injury as a result of such breach or threatened breach. In recognition of this fact. Executive agrees that in the event of such a breach or threatened breach, in addition to any remedies the Company may have at law the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

7. Inventions. The Executive shall disclose promptly to the Company any and all inventions, discoveries, improvements and patentable or copyrightable works, relating to the business of the Company, developed initiated, conceived or made by him, alone or in conjunction with others, during the Employment Term, all of which shall be considered “word for hire,” and the Executive hereby assigns, without additional consideration, all of his right, title and interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect the Company’s interest therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works made by the Executive during the employment Term and shall be binding upon the Executives assigns, executors, administrators and other legal representatives.

8. Representation of Executive. As an inducement of the Company to enter into this Agreement. Executive hereby represents to the Company that (i) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or conflict with any fiduciary or other duty, instrument, agreement (including but not limited to any employment agreement), arrangement or other understanding to which Executive may be a party, and (ii) that during the period of his employment hereunder Executive shall not, without written consent, use, publish or disclose any proprietary information or trade secrets belonging to any former employer of Executive.

9. Miscellaneous Provisions

9.1 Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and personally delivered, or sent by first class, registered or certified mail. Acknowledgment of receipt of an e-mail by the person to whom it is directed shall be considered personal delivery. Notices to the Company shall be directed to the main office of Star Energy Corporation. Notices to Executive shall be addressed to Executive’s last known address on file with the Company.

9.2 Waiver of Breach. A waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel by the non-breaching party of any subsequent breach, and no waiver shall be valid unless it is contained in a signed writing.

9.3 Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. Executive authorizes the assignment of this Agreement by the Company. This Agreement shall inure to the benefit of and be enforceable by the Company and its respective successors and assigns.

9.4 Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the terms and conditions of Executive’s employment with the Company. Except for judicial or arbiter modifications expressly authorized herein, no change or modification of this Agreement shall be valid unless made in writing and signed by Executive and the Chief Executive Officer of the Company and the Chairman of the Board.

9.5 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof that would result in the applicability of the laws of another jurisdiction. Each of the Parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York in connection with any action, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such courts and irrevocably waives trial by jury.

9.6 Survival. Notwithstanding the termination of this Agreement or Executive’s employment hereunder, such provisions of this Agreement as by their terms survive the termination of this Agreement shall continue in full force and effect in accordance with their respective terms.

9.7 Severability, Except as otherwise provided in Section 6.9 hereof, if any provision of this Agreement shall be unenforceable under any applicable law, then, notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

9.8 Negotiated Agreement. Executive acknowledges that this Agreement has been negotiated at arm’s length; that he has full opportunity for representation by counsel in connection with the negotiation and review of this Agreement, and has either been adequately represented by counsel or has chosen to forego his opportunity to be so represented; that this Agreement will be deemed to have been drafted by both parties and, as such, ambiguities shall not be construed against any one party; and that he enters this Agreement freely and without compulsion of any kind.

9.9 Withholdings. All payments to Executive under this Agreement shall be subject to all applicable withholding required by federal, state or local tax laws.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

lN WITNESS WHEREOF, (the Parties have executed this Agreement as of the day and year first set forth above.

EXECUTIVE:	STAR ENERGY CORPORATION:

By:
Leonid Blyakher		Patrick J. Kealy
President and CE0